Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the use of our report dated July 20, 2007, relating to the financial statements of Global Consumer Acquisition Corp. (a development stage company) as of July 16, 2007 and for the period from June 28, 2007 (inception) to July 16, 2007, in this Registration Statement on Form S-1 and related prospectus of Global Consumer Acquisition Corp. for the registration of 30,000,000 Units. We also hereby consent to the reference of our Firm under the heading “Experts” in such Registration Statement.
/s/ Hays & Company LLP
New York, New York
July 23, 2007